EXHIBIT 10.13

WAREHOUSE FACILITY AGREEMENT

by and among

OPY CREDIT CORP.

and

CANADIAN IMPERIAL BANK OF COMMERCE,
as Lender

Dated as of January 14, 2008

TABLE OF CONTENTS

Page

ARTICLE I.

DEFINITIONS; CERTAIN TERMS

1

SECTION 1.01

Definitions

1

SECTION 1.02

Terms Generally

12

SECTION 1.03

Accounting Terms

12

SECTION 1.04

Time References

12

SECTION 1.05

Letter of Credit Amounts

12

ARTICLE II.

THE FACILITY

12

SECTION 2.01

The Warehouse Facility

12

SECTION 2.02

Approval Procedures

13

SECTION 2.03

Financing Commitment Procedures

14

SECTION 2.04

Client Interface and Syndication Procedures

14

SECTION 2.05

Closing and Funding Procedures

15

SECTION 2.06

Treatment of Excess Retention

16

SECTION 2.07

Extension of Maturity Date

16

SECTION 2.08

First Offer Rights

16

SECTION 2.09

Assignment Fees

16

ARTICLE III.

TERMINATION OF WAREHOUSE FACILITY; CHANGE IN LAW

17

SECTION 3.01

Voluntary Reduction of Warehouse Facility

17

SECTION 3.02

Termination of Warehouse Facility

17

SECTION 3.03

Change in Law.

17

ARTICLE IV.

ADMINISTRATION AND SERVICING OF CREDIT FACILITIES

18

SECTION 4.01

Duties of Lender

18

SECTION 4.02

Administration Fee and Expenses

18

SECTION 4.03

Lender’s Certificate

18

ARTICLE V.

CONDITIONS TO ISSUANCE OF FINANCING COMMITMENTS

18

SECTION 5.01

Conditions Precedent to Initial Commitment Issuance

18

SECTION 5.02

Conditions to all Financing Commitment Issuances

20

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

20

SECTION 6.01

Representations and Warranties

20

ARTICLE VII.

REPORTING COVENANTS

22

SECTION 7.01

Financial Statements

22

SECTION 7.02

Other Information and Event Reporting

23

SECTION 7.03

Potential Termination Events, Termination Events

23

SECTION 7.04

Other Information

24

ARTICLE VIII.

AFFIRMATIVE COVENANTS

24

SECTION 8.01

Compliance with Laws

24

SECTION 8.02

Payment of Taxes and Claims

24

SECTION 8.03

Conduct of Business and Preservation of Corporate Existence

24

SECTION 8.04

Inspection of Property; Books and Records; Discussions

24

SECTION 8.05

Further Assurances

25

SECTION 8.06

Powers; Conduct of Business

25

ARTICLE IX.

NEGATIVE COVENANTS

25

SECTION 9.01

Liens

25

SECTION 9.02

Consolidation, Merger, Subsidiaries, Etc

25

SECTION 9.03

Collateral Dispositions, Etc

26

SECTION 9.04

Negative Pledges

26

SECTION 9.05

Investment Company Act of 1940

26

SECTION 9.06

Impairment of Security Interests

26

ARTICLE X.

[RESERVED]

26

ARTICLE XI.

TERMINATION EVENTS, RIGHTS AND REMEDIES

26

SECTION 11.01

Termination Events

26

SECTION 11.02

Remedies

28

SECTION 11.03

Waivers by OPY Credit Corp

28

ARTICLE XII.

MISCELLANEOUS

29

SECTION 12.01

Notices, Etc

29

SECTION 12.02

Amendments, Etc

30

SECTION 12.03

Expenses; Taxes; Attorneys’ Fees

30

SECTION 12.04

Right of Set-Off, Sharing of Payments, Etc

31

SECTION 12.05

Severability

32

SECTION 12.06

Complete Agreement

32

SECTION 12.07

Assignment

32

SECTION 12.08

Counterparts

32

SECTION 12.09

GOVERNING LAW

33

SECTION 12.10

CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE

33

SECTION 12.11

WAIVER OF JURY TRIAL, ETC

33

SECTION 12.12

Consent

34

SECTION 12.13

Interpretation

34

SECTION 12.14

Reinstatement; Certain Payments

34

SECTION 12.15

Binding Effect

34

SECTION 12.16

Confidentiality

34

SECTION 12.17

USA Patriot Act

35

SECTION 12.18

Initial Lender

35

-i-

EXHIBITS

EXHIBIT A

[Intentionally Omitted]

EXHIBIT B-1

Form of Opinion of Counsel to Opco

EXHIBIT B-2

Form of Opinion of General Counsel to Opco

EXHIBIT C

Form of Officer’s Certificate

EXHIBIT D

Form of Syndication Status Report

EXHIBIT E

Form of Portfolio Status Report

EXHIBIT F

Form of Report on Outstanding Credit Facilities

WAREHOUSE FACILITY AGREEMENT

This Warehouse Facility Agreement, dated as of January 14, 2008 (the “Agreement”), by and between OPY CREDIT CORP., a corporation formed under the laws of the State of New York (“OPY Credit Corp.”), and CANADIAN IMPERIAL BANK OF COMMERCE, a Canadian chartered bank (the “Lender”).

RECITALS

WHEREAS, OPY Credit Corp. has requested that the Lender extend Financing Commitments to third parties identified by OPY Credit Corp. and administer any Credit Extensions resulting therefrom, on the terms and conditions set forth herein; and

WHEREAS, the Lender is willing to extend Financing Commitments and administer any Credit Extensions thereunder upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS; CERTAIN TERMS

SECTION 1.1  Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Accepted Commitments” means Financing Commitments that the Lender has issued upon the approval of the Special Credit Committee, and have been accepted by or on behalf of the respective borrower.

“Administrative Fee” means the monthly fee payable by OPY Credit Corp. pursuant to Section 4.02 for the services of the Lender’s Credit Personnel.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting Securities or by contract or otherwise.

“Agreement” means this Warehouse Facility Agreement, together with all Exhibits and Schedules hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Applicable Law” means, in respect of any Person, all provisions of constitutions, laws, statutes, rules, regulations, treaties, directives, guidelines and orders of Governmental Authorities applicable to such Person, including zoning ordinances, all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Approved Borrower” means a Person that has been approved by the Special Credit Committee, in its discretion, exercised in good faith in accordance with the Lender’s approval practices and requirements as in effect from time to time.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of November 2, 2007 among the Parent, CIBC World Markets Corp. and various affiliates, as the same may be amended, amended and restated or otherwise modified from time to time.

“Assignment Fees” means each of the assignment fees payable to the Lender or its Affiliates in their respective capacities as administrative agents under any syndicated Credit Facilities, in the amount set forth in the relevant syndicated loan agreement.

“Availability Period” means the period from the Closing Date to the Maturity Date.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.

“Benefit Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banks are required or permitted to be closed in the State of New York.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries as lessee under Capitalized Leases as determined in accordance with GAAP.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, options, warrants, interests, participations or other equivalents (however designated and whether or not voting) of or in a Person, including common stock, preferred stock or any other “equity security” and (b) with respect to any Person that is not a corporation, any and all partnership, limited liability company interests or other equity interests of such Person excluding, in the case of clauses (a) and (b) above, any debt security that is exchangeable for or convertible into such capital stock.

“Cash Equivalent” means, at any time:

(a)

any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time; or

(b)

such other securities as may be acceptable to the Lender in its sole discretion.

A “Change of Control” shall be deemed to occur if, collectively, the Permitted Holders fail to retain beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act), directly or indirectly, of a majority of the Voting Stock (as defined below) of OPY Credit Corp.  As used in this definition, “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.

“Clearing Agreement Exposure” means the maximum principal amount available to Oppenheimer & Co. Inc. under that certain Opco Margin Agreement with CIBC World Markets Corp. dated as of the Closing Date (or a date thereafter), as the same may be amended from time to time.

“Closing” means, for any Credit Facility, the day on which all of the conditions precedent to the effectiveness thereof have been satisfied.

“Closing Date” means the Business Day on which the Initial Closing under the Asset Purchase Agreement has occurred and all of the conditions precedent set forth in Section 5.01 have been satisfied (or waived in accordance with the terms of this Agreement).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” has the meaning ascribed to such term in the Security Agreement.  Notwithstanding anything herein or in the Security Agreement to the contrary, each party hereto agrees that no U.S. Broker Dealer Subsidiary as that term is used in that certain Subordinated Credit Agreement, dated as of January 14, 2008, by and among E.A. Viner International Co., as borrower, the other Persons parties thereto from time to time, the lenders party thereto from time to time, Canadian Imperial Bank of Commerce, as administrative agent, and CIBC World Markets Corp., as lead arranger, as amended from time to time, will be required to pledge any collateral or provide a guaranty of any obligation of OPY Credit Corp. hereunder.

“Commission” means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

“Control Agreement” means, with respect to each Pledged Account, an agreement, in form and substance reasonably satisfactory to the Lender, which effectively gives “control” (as defined in the UCC) to the Lender in such Pledged Account and all investment property or funds contained therein, as the case may be.

“Credit Extension” means each of the following: (a) a Loan, (b) an L/C Credit Extension, (c) a Swap Contract or (d) a foreign exchange transaction.

“Credit Facility” has the meaning specified in Section 2.04 hereof.

“Credit Personnel” has the meaning ascribed to such term in the Asset Purchase Agreement.

“Disposition” means any transaction, or series of related transactions, pursuant to which OPY Credit Corp. conveys, sells, leases or subleases, assigns, transfers or otherwise disposes of any part of its business, property or assets (whether now owned or hereafter acquired) to any other Person, in each case whether or not the consideration therefor consists of cash, Securities or other assets, excluding any sales of Inventory in the ordinary course of business.

“Dollar”, “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Eligible Assignee” means (a) an Affiliate of the Lender (in which case the Lender shall remain contingently liable for the performance of all of its obligations hereunder); or (b) any other Person nominated by the Lender and, if no Termination Event has occurred and is continuing, consented to by OPY Credit Corp. (such consent not to be unreasonably withheld or delayed); provided that, in the case of clause (a) and (b) above, such Person is a “qualified purchaser” under the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan, (b) the filing of a notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (c) the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate a Benefit Plan or Multiemployer Plan, (d) the appointment of a trustee to administer any Benefit Plan under Section 4042 of ERISA, or (e) any event requiring OPY Credit Corp. or any ERISA Affiliate to provide security to a Benefit Plan under Section 401(a)(29) of the Code.

“Excess Retention” means as of the Closing for any Credit Facility, or on any date thereafter, the aggregate principal amount of the Lender’s Financing Commitment thereunder minus the Lender’s Target Retention for such Financing Commitment.

“Excess Retention Loss” means the positive remainder, if any, resulting from the following calculation: (a) the product of (x) the Carrying Value and (y) the relevant amount of Excess Retention, minus (b) the proceeds of sale of the relevant amount of “Excess Retention” (not including accrued interest).  If the foregoing calculation results in a negative amount, the absolute value of such amount shall be payable by the Lender to OPY Credit Corp.

“Facility Documents” means this Agreement, the Security Agreement, any Control Agreement and all other agreements, instruments and other documents executed and delivered by OPY Credit Corp. hereto or thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal Funds brokers of recognized standing selected by the Lender in the exercise of its reasonable discretion.

“Federal Reserve Board” means the Board of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Financing Commitment” has the meaning ascribed to such term in Section 2.01.

“Fiscal Month” means each fiscal month of OPY Credit Corp. consisting of a four (4) or five (5) week period.

“Fiscal Quarter” means the fiscal quarter of OPY Credit Corp. ending on each March 31, June 30, September 30 and December 31 of any Fiscal Year.

“Fiscal Year” means the fiscal year of OPY Credit Corp. ending on the last day of the last Fiscal Month of OPY Credit Corp.

“Forward Purchase Arrangements” means commitments that the Lender has issued in respect of certain participants under a Credit Facility that have committed to fund under such Credit Facility at a later date.  It is understood that a Forward Purchase Arrangement will not count as Excess Retention unless and until the earlier of (a) thirty days shall have passed since the Closing of such Credit Facility or (b) the underlying participant has defaulted on its funding obligation.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governing Documents” means, (a) with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of the corporation and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation’s capital stock; and (b) with respect to any general partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership and (ii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (c) with respect to any limited partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, (ii) a certificate of limited partnership (or the equivalent organizational documents) and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (d) with respect to any limited liability company, (i) the certificate of limited liability (or equivalent filings) of such limited liability company, (ii) the operating agreement (or the equivalent organizational documents) of such limited liability company, and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of such company’s membership interests; and (e) with respect to any unlimited liability company, (i) the certificate of incorporation (or the equivalent organizational documents) of such unlimited liability company, (ii) the memorandum and articles of association (or the equivalent governing documents) of such unlimited liability company and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such unlimited liability company’s Capital Stock.

“Governmental Authority” means any nation or government, any federal, state, provincial, city, town, municipal, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indemnitees” has the meaning ascribed to such term in Section 13.16.

“IRS” means the Internal Revenue Service or any successor federal tax Governmental Authority.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means the Lender in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender’s Office” means the office of the Lender located at 300 Madison Avenue, 6th Floor, New York, New York 10017, or such other office as may be designated pursuant to the provisions of Section 13.01.

“Lender-Related Persons” means each of the Lender and its Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of the Lender and its Affiliates.

“Letter of Credit” means any standby letter of credit issued by the Lender for the account of an Approved Borrower pursuant to a Credit Facility.  Unless otherwise agreed by the L/C Issuer, all Letters of Credit shall be subject to the ISP and/or the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce.

“Lien” means any lien, security interest or other charge of any kind, or any other type of preferential arrangement intended to have the effect of a lien or security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Trading Facility Agreement” means that certain Secured Credit Agreement (Loan Trading Facility Agreement) of even date hereunder between OPY Credit Corp. and the Lender, as amended from time to time.

“Loan Trading Facility Loans” means loans outstanding under the Loan Trading Facility Agreement.

“Loans” means any loans made by the Lender to an Approved Borrower and which may include, without limitation, revolving loans, term loans or bridge loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets or condition (financial or otherwise) of OPY Credit Corp., (b) the ability of OPY Credit Corp. to perform its obligations hereunder or (c) the rights and remedies of the Lender hereunder.

“Maturity Date” means January 14, 2013.

“Moody’s” means Moody’s Investors Service and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which OPY Credit Corp. or any of its ERISA Affiliates has contributed, or has been obligated to contribute, at any time during the preceding six years, or has liability.

“Obligations” means all liabilities, obligations, covenants and duties under this Agreement owing by OPY Credit Corp. to the Lender or any Affiliate of the Lender, of any kind or nature, present or future, including, without limitation, OPY Credit Corp.’s obligations to pay to the Lender (i) its ratable share of fees under Section 2.05(a)(ii), its fees under Section 2.05(a)(iii) and (ii) the Administrative Fee.

“Officer’s Certificate” has the meaning ascribed to such term in Section 7.01(c).

“OPY Credit Corp.” has the meaning ascribed to such term in the introductory paragraph hereto.

“Open Commitments” means Financing Commitments that the Lender has issued upon the approval of the Special Credit Committee, but have not been accepted by or on behalf of the relevant borrower.

“Parent” means Oppenheimer Holdings Inc., a corporation formed under the laws of Canada.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. No. 107-56 (signed into law October 26, 2001).

“Pending Loan Syndication” shall have the meaning ascribed thereto in the Asset Purchase Agreement.

“Permitted Encumbrances” means:

(a)

Liens imposed by law for unpaid utilities and taxes, assessments or governmental charges or levies that are not yet due or are being contested in a Permitted Protest; and

(b)

Liens securing the Obligations and/or created or permitted by the Facility Documents or the Loan Trading Facility Agreement.

“Permitted Holder” means any member of the Lowenthal family or any entity directly or indirectly owned by any member of the Lowenthal family.

“Permitted Protest” means the right of a Person to protest any Lien or taxes, provided that (a) a reserve with respect to such obligation is established, if required, by such Person in such amount as is required under GAAP and (b) any such protest is instituted promptly and prosecuted diligently and in good faith by such Person.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or Governmental Authority.

“Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA.

“Pledged Account” means any deposit account and/or securities account of OPY Credit Corp. that is maintained at a bank within the United States and is the subject of a Control Agreement in favor of Lender.

“Potential Termination Event” means an event which, with the giving of notice or the lapse of time or both, would constitute a Termination Event.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Regulation T”, “Regulation U”, and “Regulation X” mean, respectively, Regulations T, U, and X of the Federal Reserve Board or any successor, as the same may be amended or supplemented from time to time.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations.

“Request for Commitment” means the written submission from OPY Credit Corp. to the Lender requesting that the Lender issue a Financing Commitment, which submission shall be prepared in accordance with the Lender’s customary practices, as the same may be modified from time to time.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or Governing Documents of such Person, and any law, ordinance, rule, regulation, requirement, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Patriot Act, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Internal Revenue Code, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

“Responsible Officer” means the chief financial officer or treasurer of the Parent.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Securities” means any Capital Stock, shares, voting trust certificates, bonds, debentures, notes, loans or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Obligations.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Security Agreement” means the Pledge and Security Agreement, to be executed and delivered pursuant to this Agreement, between OPY Credit Corp. and the Lender, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Senior Officer” means, with respect to any Person, such Person’s president, chief executive officer, chief administrative officer, chief financial officer or chief accounting officer.

“Solvent” or “Solvency” any person means (i) the fair value of the property of such person exceeds its total liabilities (including, without limitation, contingent liabilities), (ii) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured, (iii) such person does not intend to incur debts or liabilities beyond its ability to pay, as such debts and liabilities mature, and (iv) such person is not engaged, and is not about to engage, in business or a transaction for which its property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Credit Committee” means the special credit committee which will review all Requests for Commitment and accompanying credit presentations as provided in Section 2.02.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (ii) the interest in the capital or profits of such partnership or limited liability company or (iii) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Syndication Loss” means, for any Credit Facility, the negative remainder, if any, resulting from the following calculation:

(i)

the aggregate amount of underwriting and upfront fees payable to OPY Credit Corp. or the Lender (if such fees shall be paid directly to the Lender) from or on behalf of the borrower under such Credit Facility (other than “ticking fees” or similar fees measured by the number of days that the relevant Financing Commitment is outstanding), whether such fees are paid in cash or through original issue discount, minus

(ii)

the positive remainder, if any, of (x) the face amount of the portion of the Credit Facility that is syndicated during the syndication period (for which purpose any portion of the Credit Facility held by the Lender shall be treated as a sale to other syndicate parties), minus (y) the proceeds of the sales to syndicate parties (100% minus the discount from par, if any, resulting from the foregoing calculation, expressed as a percentage, being the “Carrying Value” of any Excess Retention), minus

(iii)

the product of (x) the syndication discount, if any, determined under clause (ii) and (y) the amount of the Excess Retention, if any, minus

(iv)

without duplication of any amounts payable under clause (i) or (ii) above, any fees paid to syndicate parties to secure their commitments (for which purpose any portion of the Credit Facility held by the Lender shall be treated as a sale to other syndicate parties).

“Target Retention” means, for each Financing Commitment approved by the Lender pursuant to Section 2.02, the target commitment to be retained by the Lender after the completion of the syndication for such Financing Commitment (which, in the case of a Loan facility, will generally be $5,000,000 to $10,000,000; provided that such amount may be increased by CIBC in its sole discretion, on an individual transaction basis or in general, as the case may be).

“10% Cap” means, with respect to any Financing Commitment issued by the Lender, an amount equal to 10% of the aggregate amount thereof.

“Termination Event” has the meaning ascribed to such term in Section 11.01.

“UCC” means the Uniform Commercial Code enacted in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Commitments” means the amount of any Financing Commitment or, after any Financing Commitment is replaced by a Credit Facility, the unutilized portion of such Credit Facility.

“Warehouse Facility” means the obligation of the Lender to extend Financing Commitments and make Credit Extensions thereunder pursuant to the terms and conditions of this Agreement (it being understood and agreed that the maximum aggregate principal amount of the Warehouse Facility shall be $1.5 billion, subject to increase up to $2.0 billion as provided in Section 2.01(b)).

SECTION 1.2  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.3  Accounting Terms.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given to it under GAAP.

SECTION 1.4  Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Lender, such period shall in any event consist of at least one full day.

SECTION 1.5  Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE FACILITY

SECTION 2.1  The Warehouse Facility.  i) Subject to the terms and conditions set forth herein, the Lender agrees to issue commitments (each such commitment, a “Financing Commitment”) to make Credit Extensions to Approved Borrowers from time to time during the Availability Period; provided, that the term of any Credit Facility executed in connection with a Financing Commitment shall not extend beyond the seventh anniversary of the Closing Date.  Each Financing Commitment shall initially be an Open Commitment which may, upon acceptance by the client or borrower, become an Accepted Commitment.

(b)

Unless and until waived by the Lender, the aggregate amount of Accepted Commitments (reduced to the extent funded or syndicated through assignments or participations), Forward Purchase Arrangements, Loan Trading Facility Loans, Clearing Agreement Exposure and two times the amount of any Excess Retention at any time outstanding may not exceed $1.5 billion, unless the reason for the excess is an Open Commitment becoming an Accepted Commitment, as described in the following sentence.  Unless and until waived by the Lender, the aggregate amount of Accepted Commitments (reduced to the extent funded or syndicated through assignments or participations), Forward Purchase Arrangements, Loan Trading Facility Loans, Open Commitments, Clearing Agreement Exposure and two times the amount of any Excess Retention may not exceed $2.0 billion; provided, that if an Open Commitment is accepted, which causes the $1.5 billion ceiling described above to be exceeded, then no further Open Commitments will be made until such $1.5 billion ceiling is restored.

(c)

Subject to the following sentence, it is understood that any Pending Loan Syndication that OPY Credit Corp. elects to make subject to the terms of this Agreement pursuant to Section 2.05(b)(ii) of the Asset Purchase Agreement shall not be included in the calculation of Open Commitments or Accepted Commitments for purposes of Section 2.01(b).  OPY Credit Corp. shall not be responsible for any Syndication Losses or Excess Retention Losses in connection with the syndication of any Pending Loan Syndication, unless it agrees in its sole discretion to be responsible for Syndication Losses and Excess Retention Losses, and a Target Retention is agreed, such Losses if any to be determined on the basis and subject to the 10% Cap, in which case, such Pending Loan Syndication shall be subject to this Agreement in all respects, including for purposes of determining compliance with any utilization limits, restrictions or tests hereunder.

(d)

Client loan proposals, “staple financing” proposals and similar non-binding expressions of interest in financings will not be subject to the terms of this Agreement, but will be subject to the general credit policies and practices of the Lender.

SECTION 0.2  Approval Procedures.  Each Request for Commitment shall be made by OPY Credit Corp. in writing to the Lender not less than five (5) Business Days prior to the requested date for date of such Financing Commitment issuance and shall be accompanied by a written credit presentation and an underwriting opinion, all of which shall be in accordance with the Lender’s customary practices and requirements.  It is understood that any such credit presentation shall satisfy the underwriting criteria and diligence required by each of OPY Credit Corp. and the Lender.  It is also understood that as part of its credit review the Lender shall receive a summary (in form and substance satisfactory to it) of the due diligence that OPY Credit Corp. has performed with respect to such proposed Client Loan; provided, that the Lender shall have the right to conduct its own independent due diligence with respect to any proposed Client Loan.  Each Request for Commitment shall be subject to approval by the Special Credit Committee on which OPY Credit Corp. shall have two seats and the Lender shall have either a majority of the seats or votes which will be subject to the Lender’s separate credit committee, such that the Lender shall ultimately be responsible for and make all credit determinations.  It is understood that all members of the Special Credit Committee shall at all time comply with all relevant policies of the Lender and OPY Credit Corp. and all applicable laws.  It is understood that any Credit Approval may, at the discretion of the Special Credit Committee, include a ticking fee, commitment fee or other fee to compensate the Lender for the extension of its commitment and will include customary termination or “drop dead” dates.  The credit approval by the Special Credit Committee of any Client Loan shall be exercised in its discretion, exercised in good faith in accordance with the Lender’s and OPY Credit Corp.’s credit approval practices and requirements, as well as syndication and retention requirements in accordance with the Lender’s practices (“Credit Approval”).  Within five (5) Business Days of receipt of a duly completed Request for Commitment, the Lender shall notify OPY Credit Corp. of its credit decision and, in the case of each Credit Approval, the conditions of such Credit Approval and the Target Retention.  None of the activities undertaken by the Lender in connection with its review and approval of any Client Loan or the administration thereof shall in any way restrict the Lender’s ability to sell or otherwise transfer any retained portion of such Client Loan.

SECTION 0.3  Financing Commitment Procedures.  For each such Credit Approval, upon the request of OPY Credit Corp., the Lender shall prepare and deliver to OPY Credit Corp. a written Financing Commitment in accordance with the Lender’s customary practices, as the same may be modified by the Lender from time to time, evidencing the terms and conditions set forth in its Credit Approval.  It is understood that each Accepted Commitment will be signed by both the Lender and OPY Credit Corp.; provided, that OPY Credit Corp. shall have no obligation to extend any credit thereunder.  At any time from and after the issuance of a commitment letter (whether an Open Commitment or Accepted Commitment), the Lender may require that OPY Credit Corp. provide specified collateral security (“Specified Collateral”) in such amount as may be required by the Special Credit Committee in connection with approving the particular Financing Commitment, but not to exceed the 10% Cap as security for the payment of any Syndication Losses and Excess Retention Losses in connection with such commitment.  The Specified Collateral may be cash (which the Lender agrees is always acceptable collateral) or, if proposed by OPY Credit Corp. and satisfactory to the Lender in its sole discretion, Cash Equivalents, letters of credit, guaranties by an Affiliate of OPY Credit Corp., or other collateral or credit support as may be required by the Special Credit Committee in connection with approving the particular Financing Commitment.

SECTION 0.4  Client Interface and Syndication Procedures.

(a)

OPY Credit Corp. shall be the primary interface with the client to lead, negotiate, price, structure and close the Credit Facilities on the terms specified by the Special Credit Committee.  OPY Credit Corp. shall be designated as arranger of Credit Facilities, and may (unless such titles are assigned to other lenders) be designated as syndication agent and documentation agent on Credit Facilities, and the Lender shall be designated as administrative agent and may be designated as a co-arranger or co-agent on Credit Facilities.  It is understood that the team that structures, negotiates and closes Client Loans shall cooperate fully with the Lender’s Credit Personnel and that the final structure, terms and designation of titles of each Credit Facility would be acceptable to each of OPY Credit Corp. and the Lender’s Credit Personnel.  The Lender’s Credit Personnel would review, monitor and administer the Credit Facilities once made, in their sole discretion.

(b)

Each Credit Facility shall be documented on terms satisfactory to each of OPY Credit Corp. and the Lender, and shall be syndicated by OPY Credit Corp.  If, during syndication, it is proposed that the terms of such facility be changed, the approval of the Special Credit Committee, subject to the Lender’s separate credit committee, shall be needed.  If approval of such new terms is declined, the Financing Commitment shall be terminated, and if approval is given, OPY Credit Corp. shall close the transaction on the terms contemplated by the original credit approval, as so modified (each a “Credit Facility”).  Each Credit Facility shall be documented by OPY Credit Corp. in accordance with the Lender’s customary practices, as the same may be modified from time to time with the Lender’s consent.  OPY Credit Corp. shall discharge all of its duties using the same degree of skill and attention that the Lender historically exercised with respect to comparable credit facilities that it arranged and syndicated.  It is understood that for those syndications conducted by OPY Credit Corp. on a best efforts basis, the Lender would commit to fund only a portion of the proposed Credit Facility (which will be its Target Retention for such facility) and would be administrative agent for the facility and that for each underwritten syndication the Lender would commit to fund the entire Credit Facility (and would establish a separate Target Retention) and would be administrative agent for the facility.

SECTION 0.5  Closing and Funding Procedures.  ii) The obligation of the Lender to close and fund any Credit Facility shall be subject to the Lender’s determination that all of the conditions precedent included therein shall have been satisfied (which shall include, at a minimum, those conditions set forth in the Lender’s standard credit documentation, as the same may be modified by the Lender from time to time).  Without limitation of the Lender’s rights under Section 2.03, at the Closing of any Credit Facility, the Lender may (if it has not already done so) require that OPY Credit Corp. provide Specified Collateral up to 10% of the aggregate amount of such Credit Facility (taking into account any collateral previously provided under Section 2.03 hereof) as security for payment of any Syndication Losses and Excess Retention Losses in connection with such Credit Facility.  At the Closing for each Credit Facility, the Lender shall extend the credit for the amount of the Accepted Commitment, subject to any assignments or participations syndicated, arranged and closed by OPY Credit Corp. prior to such funding, and OPY Credit Corp. (subject to review and approval by the Lender) shall compute (i) any commitment, origination, closing, structuring, syndication and similar fees so designated and payable in connection with such Credit Facility, (ii) the portion of such fees shared by OPY Credit Corp. with assignees and participants (including the Lender with regard to the portion of such Credit Facility retained by it, if any), (iii) all designated fees payable to the Lender by a client after the issuance of an underwritten Financing Commitment and the net fees payable to the Lender, (iv) the market or syndication discount, if any, applicable to the syndication of such Credit Facility at funding, and (v) the Syndication Losses, if any, associated with such Credit Facility (including the portion of such Credit Facility retained by the Lender).  At the closing of the syndication (but in no event more than 30 days following the Closing), OPY Credit Corp. shall deduct the Syndication Loss, if any, from its retained fees, and pay any resulting shortfall.

(c)

From and after the Closing of each Credit Facility, the Lender shall hold the remaining amount of the Financing Commitments thereunder after giving effect to all assignments and participations arranged and completed by OPY Credit Corp. prior to, or simultaneously with, the Closing.  For so long as the Lender shall hold any such Financing Commitments, all voting, consent and other rights with respect thereto shall inure to the Lender, and the Lender shall receive its ratable share of all interest, unused fees, L/C fees, waiver and amendment fees and similar fees paid under the Credit Facility.  The Lender agrees to execute and deliver all documentation reasonably necessary to effect assignments arranged by OPY Credit Corp. prior to the Closing of a Credit Facility and completed within 30 days following such Closing.

(d)

Subject to Section 4.01, it is understood and agreed that Canadian Imperial Bank of Commerce may, in its sole discretion, cause one or more of its Subsidiaries to assume all of the rights and obligations of the Lender under any Credit Facility.

SECTION 0.2  Treatment of Excess Retention.  If, after the Closing of a Credit Facility, there exists Excess Retention for such Credit Facility, each of OPY Credit Corp. and the Lender shall have the right, in its discretion, to sell or dispose of all or any portion of the full amount of such Excess Retention at any price and on any terms which it shall determine, in which case OPY Credit Corp. will promptly reimburse the Lender for any and all Excess Retention Losses from such sale (exclusive of any Syndication Losses discharged in accordance with Section 2.05(a) hereof); provided, however, that (i) OPY Credit Corp. shall have the exclusive right to conduct such sales for the time period specified by the Special Credit Committee at the time it issues a credit approval for such Credit Facility, it being understood that after the expiry of such period, the Lender may continue to allow OPY Credit Corp. to manage such sale, and (ii) OPY Credit Corp.’s liability for Syndication Losses and Excess Retention Losses for any Financing Commitment by the Lender shall not exceed the 10% Cap.  Any Excess Retention Losses shall be payable upon each sale of any Excess Retention as provided above.

SECTION 0.3  Extension of Maturity Date.  OPY Credit Corp. may, by notice to the Lender not earlier than the third anniversary of the Closing Date and not later than the fourth anniversary of the Closing Date, request that the Lender extend the Maturity Date.  Upon receipt of notice by the Lender, the Lender and OPY Credit Corp. shall discuss in good faith whether the Maturity Date shall be extended and the terms upon which any such extension would be made.

SECTION 0.4  First Offer Rights.  From the Closing Date through the Maturity Date, OPY Credit Corp. shall grant the Lender the right of first offer to issue all Financing Commitments for clients of OPY Credit Corp.; provided, that such rights shall cease if and when (1) this facility has been fully utilized and/or (2) the Lender’s hold limits and/or utilization under this facility have rendered this facility unusable for fulfilling the financing needs of OPY Credit Corp.’s clients, in the context of market norms.

SECTION 0.5  Assignment Fees.  If OPY Credit Corp. elects to waive collection of any Assignment Fee from its client, OPY Credit Corp. agrees to pay to the Lender such Assignment Fee on the last Business Day of each month in respect of all Assignment Fees waived during such month.  If no Assignment Fee is due and payable under the terms of the underlying credit agreement in respect of any trade arranged by OPY Credit Corp., OPY Credit Corp. shall not be liable to make a payment on account of an Assignment Fee in respect of such trade.  The Assignment Fees shall be non-refundable.

ARTICLE I.
TERMINATION OF WAREHOUSE FACILITY; CHANGE IN LAW

SECTION 1.1  Voluntary Reduction of Warehouse Facility.  OPY Credit Corp. shall have the right, upon at least three (3) Business Days prior written notice to the Lender, to voluntarily reduce the amount of the Warehouse Facility hereunder.

SECTION 1.2  Termination of Warehouse Facility.  On the Maturity Date, any unused portion of the Warehouse Facility shall terminate without further action by any party.  No such termination shall in any way effect any Credit Facilities closed prior to the date of such termination.

SECTION 1.3  Change in Law.

(a)

If the Lender reasonably determines that the introduction of or any change in any Applicable Law regarding capital requirements, in each case after the date hereof, has or would have the effect of reducing the rate of return on the Lender’s capital as a consequence of its Warehouse Facility to a level below that which the Lender could have achieved but for such change in the Applicable Law (taking into consideration the Lender’s policies with respect to capital adequacy), then from time to time OPY Credit Corp. will pay to the Lender such additional amount or amounts as will compensate the Lender for any such reduction suffered to the extent that the Lender reasonably determines that such additional amounts are allocable to the existence of the Warehouse Facility.  It is understood and agreed that this provision relates solely to the Warehouse Facility and that OPY Credit Corp. shall have no responsibility for any capital requirements of the Lender attributable to any Credit Extensions, Open Commitments, Accepted Commitments or Forward Purchase Arrangements hereunder.

(b)

A certificate of the Lender setting forth in reasonable detail the amount or amounts necessary to compensate the Lender as specified in paragraph (a) of this Section 3.03 shall be delivered to OPY Credit Corp. and shall be binding and conclusive for all purposes, so long as it reflects the basis for the calculation of the amounts set forth therein and does not contain any manifest error.  OPY Credit Corp. shall pay the Lender the amount shown as due on any such certificate within ten days after receipt thereof.  Notwithstanding the foregoing, (i) the Lender shall take such actions that OPY Credit Corp. may reasonably request in order to reduce the amounts payable under Sections 3.03(a), provided that OPY Credit Corp. shall reimburse the Lender for any costs incurred by the Lender in doing so to the extent that the Lender reasonably determines that such costs are allocable to OPY Credit Corp. with respect to the existent of the Warehouse Facility hereunder and provided further that the Lender shall only be required to take such actions if it determines in good faith that such actions would not be disadvantageous to it, and (ii) OPY Credit Corp. shall not be required to compensate the Lender under Sections 3.03(a) for any costs or additional amounts arising prior to the date that the Lender notifies OPY Credit Corp. of the event giving rise to such costs and amounts of the Lender’s intention to claim compensation therefor.

ARTICLE II.
ADMINISTRATION AND SERVICING OF CREDIT FACILITIES

SECTION 2.1  Duties of Lender.  The Lender shall manage, service and administer or cause to be managed, serviced and administered all Credit Facilities with reasonable care, using that degree of skill and attention that the Lender exercises with respect to all comparable credit facilities that it administers for itself.  The Lender’s duties shall include all credit review and approval functions, including processing all requests for Credit Extensions from Approved Borrowers, collection and posting of all payments, managing all requests for waivers and amendments to the Credit Facilities, responding to inquiries of Approved Borrowers, sending remittance advises to Approved Borrowers, reporting tax information to Approved Borrowers, accounting for collections and furnishing monthly statements to OPY Credit Corp.

SECTION 2.2  Administration Fee and Expenses.  OPY Credit Corp. shall pay the Lender a monthly Administrative Fee in the amount of $100,000 for the Credit Personnel retained by the Lender to provide services under this Agreement.  This Administrative Fee shall be applied against certain to-be-agreed fees for each credit application submitted by OPY Credit Corp. to the Lender for credit review, approval, monitoring and administration.  The Administrative Fee shall be payable in advance on the fifth day of each month (or if such day is not a Business Day, then on the next succeeding Business Day) and on the Closing Date for the period through January 31, 2008 (prorated for such shorter period).  After the Closing Date, OPY Credit Corp. may request that the Lender reduce the Administrative Fee, and the Lender shall evaluate this request in light of OPY Credit Corp.’s level of business activity.

SECTION 2.3  Lender’s Certificate.  On or before the tenth day of each month (or, if such tenth day is not a Business Day, then on the next succeeding Business Day), the Lender shall deliver to OPY Credit Corp. a report in substantially the form of Exhibit F, setting forth the outstanding principal amount of, and all accrued interest and fees on, each outstanding Credit Facility.

ARTICLE III.
CONDITIONS TO ISSUANCE OF FINANCING COMMITMENTS

SECTION 3.1  Conditions Precedent to Initial Commitment Issuance.  The obligation of the Lender to issue the initial Financing Commitment hereunder shall be subject to the satisfaction, or waiver by the Lender, of all of the following conditions precedent:

(a)

Authority.  The Lender shall have received certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of this Agreement by the Lender and for the consummation of the transactions contemplated thereby.  All certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the Closing Date.

(b)

Documents.  The Lender shall have received, on the Closing Date, counterparts of each of the following documents duly executed and delivered by each party thereto, and in full force and effect and reasonably satisfactory to the Lender:

(i)

this Agreement;

(ii)

any Control Agreements;

(iii)

the Loan Trading Facility Agreement;

(iv)

the Security Agreement;

(v)

such corporate resolutions, certificates and other documents as the Lender reasonably requests.

(c)

No Material Adverse Effect.  There shall not have occurred any event, circumstance, change or condition, which could reasonably be expected to have a Material Adverse Effect.

(d)

Opinions of OPY Credit Corp.’s Counsel.  The Lender shall have received (i) the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to OPY Credit Corp., in substantially the form of Exhibit B-1, and (ii) the opinion of  Dennis McNamara, General Counsel of OPY Credit Corp., in substantially the form of Exhibit B-2.

(e)

Good Standing Certificates.  The Lender shall have received, on the Closing Date, governmental certificates, dated the most recent practicable date prior to the Closing Date, showing that OPY Credit Corp. is organized and in good standing in the jurisdiction of its organization, and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business except where the failure to so qualify could not reasonably be expected to have Material Adverse Effect.

(f)

Organizational Documents.  The Lender shall have received, on the Closing Date, a copy of the certificate of incorporation or certificate of formation, as applicable, and all amendments thereto of OPY Credit Corp., certified as of a recent date by the appropriate government official of the jurisdiction of its organization, and copies of OPY Credit Corp.’s by-laws or limited liability company agreement, as applicable, certified by the Secretary, Assistant Secretary or managing member, as applicable, of OPY Credit Corp. as true and correct as of the Closing Date.

(g)

Certificates.  (1) The Lender shall have received, on the Closing Date, certificates of the Secretary, Assistant Secretary or managing member of OPY Credit Corp., dated the Closing Date, as to the incumbency and signatures of its officers executing this Agreement and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, Assistant Secretary or managing member.

(ii)

The Lender shall have received, on the Closing Date, the certificate of a Senior Officer of OPY Credit Corp., dated the Closing Date, stating that to the knowledge of such officer and on behalf of OPY Credit Corp. (not in such officer’s individual capacity) all of the representations and warranties of OPY Credit Corp. contained herein or in any of the other Facility Documents are true and correct in all material respects on and as of the Closing Date as if made on such date, that no breach of any covenant contained in Articles VIII or IX has occurred or would result from the Closing hereunder and that all of the conditions set forth in this Section 5.01(g)(ii) have been satisfied on such date (or shall, to the extent permitted therein, be satisfied substantially simultaneously on the Closing Date).

SECTION 0.2  Conditions to all Financing Commitment Issuances.  The obligation of the Lender to honor any Request for Commitment is subject to the following conditions precedents:

(a)

Representations and Warranties.  As of such date, both before and after giving effect to the Financing Commitment to be extended on such date, as the case may be, all of the representations and warranties of OPY Credit Corp. contained in Article VI or in any of the other Facility Documents shall be true and correct in all material respects (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b)

No Potential Termination Events.  As of such date, no Termination Event or Potential Termination Event shall have occurred and be continuing or would result from the execution and delivery of, or the performance under, this Agreement, or the extension of the requested Financing Commitment.

(c)

Request for Commitment.  The Lender shall have received a Request for Commitment and all accompanying documentation in accordance with the requirements of Article II hereof.

Each Request for Commitment submitted by OPY Credit Corp. shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Financing Commitment.

ARTICLE I.
REPRESENTATIONS AND WARRANTIES

SECTION 1.1  Representations and Warranties.  In order to induce the Lender to enter into this Agreement and to extend the Warehouse Facility, OPY Credit Corp. hereby represents and warrants as follows:

(a)

Organization, Good Standing, Etc.  OPY Credit Corp. (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, to request the issuance of Financing Commitments, to execute and deliver each Loan Document, and to consummate the transactions contemplated thereby, and (iii) except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary for its business as currently conducted.

(b)

Authorization, Etc.  The execution, delivery and performance by OPY Credit Corp. of each Loan Document and the transactions contemplated thereunder, (i) have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, (ii) do not and will not contravene its Governing Documents, (iii) do not and will not violate any Requirements of Law or any Material Contract of OPY Credit Corp. binding on or otherwise affecting it, or any of its properties except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (iv) do not and will not result in or require the creation of any Lien upon or with respect to any of its properties.  OPY Credit Corp. has the requisite corporate, limited liability company or partnership power and authority, as applicable, to execute, deliver and perform each Loan Document.

(c)

Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority that has not been obtained is required in connection with the due execution, delivery and performance by OPY Credit Corp. of each Loan Document, except where the failure to make such notice or filing or to obtain such authorization, approval or other action could not reasonably be expected to have a Material Adverse Effect.

(d)

Enforceability of Agreement.  Each Loan Document has been duly executed and delivered by OPY Credit Corp. and constitutes the legal, valid and binding obligation of OPY Credit Corp., enforceable against OPY Credit Corp. in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e)

Subsidiaries.  OPY Credit Corp. has no Subsidiaries.

(f)

ERISA.  Neither OPY Credit Corp. nor any ERISA Affiliate has (i) any “accumulated funding deficiency” (within the meaning of Section 412 of the Code and Section 302 of ERISA), whether or not waived, with respect to any Benefit Plan, (ii) failed to make any contribution or payment to any Benefit Plan which has resulted, or could reasonably be expected to result, in the imposition of a Lien or the posting of a bond or other security under Section 302(f) of ERISA or Section 401(a)(29) of the Code, (iii) incurred, or is reasonably likely to incur, any material liability under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA) or (iv) violated any provision of ERISA that individually or in the aggregate can reasonably by expected to result in a material liability to OPY Credit Corp.  Neither OPY Credit Corp. nor any ERISA Affiliate is obligated to contribute to a Multiemployer Plan.

(g)

Taxes, Etc.  All Federal, state, provincial and material local tax returns and other material reports required by Applicable Law to be filed by OPY Credit Corp. have been filed, or extensions have been obtained, except to the extent subject to a Permitted Protest, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon OPY Credit Corp. and upon its properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable; provided, however, that such taxes, assessments or governmental charges referred to above need not be paid to the extent such taxes, assessments or governmental charges are being contested pursuant to a Permitted Protest or, in the aggregate, do not exceed $250,000 at any time.

(h)

Full Disclosure.  None of the reports, financial statements, certificates or other written information furnished by or on behalf of OPY Credit Corp. to the Lender under this Agreement or in connection with the negotiation of this Agreement or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which it was made, not materially misleading; provided that to the extent any such reports, financial statements, certificates or other written information therein was based upon or constitutes a forecast or projection, OPY Credit Corp. represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time made (it being understood that any such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond OPY Credit Corp.’s control, that no assurance can be given that any such forecasts or projections will be realized and that actual results may differ from any such forecasts or projections and such differences may be material).  As of the Closing Date, there are no contingent liabilities or obligations that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(i)

Solvency.  OPY Credit Corp. is and, after giving effect to each of the transactions contemplated by this Agreement, OPY Credit Corp. will be, Solvent.

(j)

Investment Company Act.  OPY Credit Corp. is not, and is not controlled by, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

ARTICLE II.
REPORTING COVENANTS

OPY Credit Corp. covenants and agrees from and after the date hereof (except as otherwise provided herein, or unless the Lender has given its prior written consent) until the Warehouse Facility has been terminated, that:

SECTION 2.1  Financial Statements.  OPY Credit Corp. (i) shall keep proper books of record and account, in which true and correct entries shall be made of all material financial transactions and the assets and business of OPY Credit Corp. and (ii) shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records.  OPY Credit Corp. shall deliver or cause to be delivered to the Lender:

(a)

Quarterly Reports.  As soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter in each Fiscal Year (excluding the last Fiscal Quarter of each Fiscal Year), (i) the unaudited balance sheet of OPY Credit Corp. as at the end of such period, (ii) a certificate of a Responsible Officer of OPY Credit Corp. stating that such unaudited financial information fairly presents, in all material respects, the balance sheet position of OPY Credit Corp. as at the dates indicated, such balance sheet in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes and (iii) a copy of the quarterly public filings of financial statements and other information of the Parent.

(b)

Annual Report.  As soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) the balance sheet of OPY Credit Corp. as of the end of such Fiscal Year that is used in the audited, consolidated and consolidating balance sheet of the Parent (but which will not be audited on a standalone basis) and (ii) a copy of the annual public filings of financial statements and other information of the Parent.

(c)

Officer’s Certificate; Etc.  Together with each delivery of any financial statement pursuant to subsections (a) and (b) of this Section 7.01 (other than those of Parent), an Officer’s Certificate substantially in the form of Exhibit C attached hereto and made a part hereof, stating that a Responsible Officer signatory thereto has reviewed the terms of this Agreement, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and financial condition of OPY Credit Corp. during the accounting period covered by such financial statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes a Termination Event or a continuing Potential Termination Event, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action OPY Credit Corp. has taken, is taking and proposes to take with respect thereto (the “Officer’s Certificate”).

SECTION 2.2  Other Information and Event Reporting.

(a)

Syndication Status Report.  Not later than three Business Days after the end of each week, a Syndication Status Report substantially in the form of Exhibit D attached hereto and made a part hereof.

(b)

Portfolio Status Report.  Not later than three Business Days after the end of each Fiscal Month of OPY Credit Corp., a Portfolio Status Report substantially in the form of Exhibit E attached hereto and made a part hereof.

(c)

Material Adverse Effects.  Promptly upon becoming aware thereof, it shall provide to the Lender written notice of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, an Obligation of OPY Credit Corp.; or (ii) any dispute, litigation, investigation, proceeding or suspension between OPY Credit Corp. and any Governmental Authority.

(d)

ERISA.  Promptly upon becoming aware thereof, it shall provide to the Lender written notice of the occurrence of any ERISA Event.

SECTION 2.3  Potential Termination Events, Termination Events.  Promptly, but in no event more than three Business Days thereafter, upon any Responsible Officer obtaining knowledge (i) of any condition or event which constitutes a Termination Event or Potential Termination Event, OPY Credit Corp. shall deliver to the Lender an Officer’s Certificate specifying (A) the nature and period of existence of any such claimed default, Termination Event, Potential Termination Event, condition or event, (B) the notice given or action taken by such Person in connection therewith and (C) what action OPY Credit Corp. has taken, is and proposes to take with respect thereto.

SECTION 2.4  Other Information.  Promptly upon receiving a request therefor from the Lender, OPY Credit Corp. shall prepare and deliver to the Lender such other information as from time to time may be reasonably requested by the Lender.

ARTICLE III.
AFFIRMATIVE COVENANTS

OPY Credit Corp. covenants and agrees, from and after the date hereof (except as otherwise provided herein, or unless the Lender has given its prior written consent) until the Warehouse Facility has been terminated, that:

SECTION 3.1  Compliance with Laws.  OPY Credit Corp. shall comply with all Requirements of Law (including with respect to the licenses, approvals, certificates, permits, franchises, notices, registrations and other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, antitrust laws or laws with respect to social security and pension funds obligations) except, in each case, where the failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.2  Payment of Taxes and Claims.  OPY Credit Corp. shall pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property, and (b) all claims (including claims for labor, services, materials and supplies) for sums material in the aggregate to OPY Credit Corp. which have become due and payable and which by law have or may become a Lien upon any of OPY Credit Corp.’s properties or assets, in each case prior to the time when any penalty or fine will be incurred by OPY Credit Corp. with respect thereto, except for (i) such taxes, assessments, other governmental charges and claims that are being contested in a Permitted Protest or (ii) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.3  Conduct of Business and Preservation of Corporate Existence.  OPY Credit Corp. shall (a) continue to engage in business of the same general type as now conducted by OPY Credit Corp. and (b) preserve and maintain its corporate existence, rights (charter and statutory), licenses, consents, permits, notices or approvals and franchises deemed material to its business; provided that OPY Credit Corp. shall not be required to preserve any right or franchise if (i) OPY Credit Corp. shall determine in good faith that the preservation thereof is no longer necessary, and (ii) that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.4  Inspection of Property; Books and Records; Discussions.  At any reasonable time during normal business hours and from time to time with at least three (3) Business Days’ prior notice, or at any time if a Potential Termination Event or Termination Event shall have occurred and be continuing, OPY Credit Corp. shall permit any authorized representative(s) designated by the Lender to visit and inspect any of its assets, to examine, audit, check and make copies of its financial and accounting records, books, journals, orders, receipts and any correspondence with regulators and other data relating to its business or the transactions contemplated by this Agreement (including in connection with environmental compliance, hazard or liability or insurance programs), and to discuss its affairs, finances and accounts with its officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours.  The visitations and/or inspections by or on behalf of the Lender shall be at OPY Credit Corp.’s expense.  OPY Credit Corp. shall keep and maintain in all material respects proper, complete and accurate books of record and account, in which entries in conformity with GAAP shall be made of all dealings and financial transactions and the assets and business of OPY Credit Corp. in relation to its businesses and activities.  If a Termination Event has occurred and is continuing and the Warehouse Facility has been terminated, OPY Credit Corp., upon the Lender’s request, shall turn over any such records to the Lender or its representatives.

SECTION 3.5  Further Assurances.  OPY Credit Corp. shall take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Lender may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement, (ii) to subject to valid and perfected first priority Liens (except for Permitted Encumbrances) on any of the property from time to time constituting Collateral, (iii) to establish and maintain the validity and effectiveness of any of the Facility Documents and the validity, perfection and priority of the Liens intended to be created thereby (except for Permitted Encumbrances), and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Lender the rights now or hereafter intended to be granted to the Lender under this Agreement or any other Loan Document.

SECTION 3.6  Powers; Conduct of Business.  OPY Credit Corp. shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have or could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV.
NEGATIVE COVENANTS

OPY Credit Corp. covenants and agrees, from and after the date hereof (except as otherwise provided herein, or unless the Lender has given its prior written consent) until the Warehouse Facility has been terminated, that:

SECTION 4.1  Liens.  It shall not create, incur, assume or suffer to exist any Lien upon or with respect to any of the Collateral, whether now owned or hereafter acquired, other than Permitted Encumbrances.

SECTION 4.2  Consolidation, Merger, Subsidiaries, Etc.  It shall not (a) liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or (b) purchase or otherwise acquire all or substantially all of the Capital Stock or assets of any Person (or of any division or business unit thereof).

SECTION 4.3  Collateral Dispositions, Etc.  It shall not sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, any of the property from time to time constituting Collateral, until it is released from the Lien of the Security Agreement in accordance with the terms thereof.

SECTION 4.4  Negative Pledges.  It shall not enter into any agreement prohibiting the creation or assumption of any Lien upon any Collateral, except (i) pursuant to this Agreement and the Facility Documents or (ii) prohibitions or conditions under applicable law, rule or regulation.

SECTION 4.5  Investment Company Act of 1940.  It shall not engage in any business, enter into any transaction, use any Securities or take any other action that would cause it to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

SECTION 4.6  Impairment of Security Interests.  Except as otherwise permitted pursuant to the Security Agreement, it shall not, directly or indirectly, take any action or do anything that would have the effect of terminating, limiting or impairing the perfection or priority of any Lien upon the Collateral.

ARTICLE V.
[RESERVED]

ARTICLE VI.
TERMINATION EVENTS, RIGHTS AND REMEDIES

SECTION 6.1  Termination Events.  Each of the following occurrences shall constitute a termination event (a “Termination Event”) under this Agreement.

(a)

Failure to Make Payments When Due.  OPY Credit Corp. shall fail to pay when due (i) any fees payable to the Lender under Section 2.05(a)(ii) or (iii) or (ii) any other monetary Obligation, and such failure shall continue for a period of three (3) Business Days after written notice by Lender of such failure.

(b)

Breach of Representation or Warranty.  Any representation, warranty or statement made or deemed made by or on behalf of OPY Credit Corp. or by any officer of OPY Credit Corp. under any Loan Document or in any report, certificate, or other document delivered to the Lender pursuant to any Loan Document shall prove to be incorrect or misleading in any material respect when made or deemed made.

(c)

Other Potential Termination Events (Thirty (30) Day Cure).  OPY Credit Corp. shall fail to perform or comply with any other covenant or agreement and such failure continues for a period of thirty (30) days after learning of such failure or receiving written notice thereof from the Lender.

(d)

Default as to Loan Trading Facility Agreement.  An Event of Default shall have occurred and be continuing under the Loan Trading Facility Agreement.

(e)

Voluntary Bankruptcy Proceeding.  OPY Credit Corp. (i) shall institute any proceeding or voluntary case seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, receiver and manager, interim receiver, sequestration, administrator, monitor, custodian or other similar official for OPY Credit Corp. or for any substantial part of its property, (ii) shall consent to the entry of an order for relief in an involuntary bankruptcy case or to the conversion of an involuntary case to a voluntary case under bankruptcy, insolvency or reorganization law, (iii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iv) shall make a general assignment for the benefit of creditors or (v) shall take any action to authorize or effect any of the actions set forth above in this Section 11.01(e).

(f)

Involuntary Bankruptcy Proceeding.

(i)

An involuntary case shall be commenced against OPY Credit Corp. and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of OPY Credit Corp. in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, provincial, local or foreign law; or the board of directors of OPY Credit Corp. (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(ii)

A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, receiver and manager, administrator, monitor, custodian or other officer having similar powers over OPY Credit Corp. or over all or a substantial part of its assets shall be entered; or an interim receiver, trustee or other custodian of OPY Credit Corp. or of all or a substantial part of its assets shall be appointed or a warrant of attachment, execution or similar process against any substantial part of its assets shall be issued and any such event shall not be stayed, dismissed, bonded or discharged; or the board of directors of OPY Credit Corp. (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(g)

Invalidity of Documents.  A court of competent jurisdiction shall declare that any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against OPY Credit Corp.; or the validity or enforceability thereof shall be contested by OPY Credit Corp.; or a proceeding shall be commenced by OPY Credit Corp. or any Governmental Authority having jurisdiction over OPY Credit Corp., seeking to establish the invalidity or unenforceability thereof; or OPY Credit Corp. shall deny in writing that it has any liability or obligation purported to be created under any Loan Document.

(h)

Facility Documents; Impairment.  At any time, for any reason, (i) any Facility Document shall for any reason (other than pursuant to the express terms hereof or thereof) fail or cease to create a valid and perfected Lien on any Collateral or the Liens intended to be created or perfected thereby are invalid or unperfected with respect to any Collateral except as otherwise contemplated hereby or thereby, or (ii) Liens with respect to any Collateral in favor of the Lender contemplated by the Facility Documents shall be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated hereby or by the other Facility Documents (subject to Permitted Encumbrances and to the exceptions set forth in the applicable Facility Documents), or (iii) OPY Credit Corp. seeks to render the Liens intended to be created or perfected by any Loan Document invalid or unperfected except as otherwise contemplated hereby and thereby, and, in the case of clause (i) and/or (ii) such failure continues for a period of thirty (30) days after OPY Credit Corp. learns of such failure or receives written notice thereof from Lender.

(i)

Change of Control.  A Change of Control shall have occurred without the prior written consent of the Lender.

(j)

ERISA.  With respect to any Plan or Benefit Plan, as applicable, (i) a prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA occurs which could reasonably be expected to result in material liability to OPY Credit Corp., (ii) any accumulated funding deficiency (within the meaning of Section 412 of the Code and Section 302 of ERISA), whether or not waived, shall exist with respect to any Benefit Plan, or (iii) the occurrence of any ERISA Event; provided, however, that the events listed in clauses (i) through (iii) shall constitute Termination Events only if the liability or deficiency of OPY Credit Corp. or any ERISA Affiliate, would reasonably be expected to exceed $5,000,000 in the aggregate for all such events.

SECTION 6.2  Remedies.  If any Termination Event specified in Section 11.01 shall have occurred and be continuing, the Lender may, by written notice to OPY Credit Corp., take any or all of the following actions, without prejudice to the rights of the Lender to enforce its claims against OPY Credit Corp.:  (i) terminate or reduce the Warehouse Facility, whereupon the Warehouse Facility shall immediately be terminated or reduced, and (iii) exercise any and all of its other rights and remedies hereunder, under the other Facility Documents, under applicable law and otherwise; provided, however, that upon the occurrence of any Termination Event described in subsection (e) or (f) of Section 11.01, the Warehouse Facility shall automatically terminate and all amounts due under this Agreement shall become immediately due and payable automatically, without presentment, demand, protest or notice of any kind, all of which are expressly waived by OPY Credit Corp.

SECTION 6.3  Waivers by OPY Credit Corp.  Except as otherwise provided for in this Agreement, the Security Agreement and Applicable Law, OPY Credit Corp. waives (i) all rights to notice and a hearing prior to the Lender’s taking possession or control of, or to the Lender’s replevin, attachment or levy upon, any Collateral in satisfaction of the Obligations, if any, that it secures or any bond or security which might be required by any court prior to allowing the Lender to exercise any of its remedies, (ii) the benefit of all valuation, appraisal and exemption laws and (iii) all rights of set-off against the Lender as it applies to the payment of the Obligations.  OPY Credit Corp. acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Facility Documents and the transactions evidenced by this Agreement and the other Facility Documents.

ARTICLE VII.
MISCELLANEOUS

SECTION 7.1  Notices, Etc.  All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied, emailed or delivered:

if to OPY Credit Corp., at the following address:

125 Broad Street, 16th Floor

New York, NY 10004

Telephone:  (212) 668-8000

Facsimile:  (212) 668-8081

Email:

Attention: Albert G. Lowenthal

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY  10036

Telephone:  (212) 735-2444

Facsimile:  (917) 777-2444

Email:

Attention: Thomas W. Gowan

if to the Lender, at the following address:

Canadian Imperial Bank of Commerce
300 Madison Avenue, 6th Floor
New York, NY 10017
Telephone:  (212) 856-3649
Facsimile:  (212) 885-4844
Email:
Attention:  Gerald Girardi
cc:  Christine Aharonian
Email:

with a copy to:

Mayer Brown LLP

1675 Broadway
New York, NY 10019
Telephone:  (212) 506-2515

Facsimile:  (212) 262-1910

Email:

Attention:  James B. Carlson

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.01.  All such notices and other communications shall be effective, (i) if mailed, when received or five (5) days after deposited in the mails as registered or certified (in each case with return receipt requested) with postage pre-paid and properly addressed, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, (iii) if emailed, when transmitted and confirmation acknowledged by recipient or (iv) if delivered, upon delivery, except that notices to the Lender pursuant to Article II shall not be effective until received by the Lender.

SECTION 7.2  Amendments, Etc.

(a)

Amendments.  No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by OPY Credit Corp. or the Lender therefrom, shall in any event be effective unless the same shall be in writing and signed by OPY Credit Corp. and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)

FINRA Approval for Certain Amendments.  Notwithstanding anything herein to the contrary, the consent of the Financial Industry Regulatory Authority is required for any amendment to this Agreement that would (i) result in a Lien on the assets of any U.S. Broker-Dealer Subsidiary; (ii) require any U.S. Broker-Dealer Subsidiary to become a Guarantor or Credit Party under this Agreement; or (iii) otherwise cause the Obligations under the Facility Documents to be included in the net capital computation of any U.S. Broker-Dealer Subsidiary.  Terms used in this Section 12.02 and not otherwise defined shall have the meaning ascribed thereto in that certain Subordinated Credit Agreement, dated as of January 14, 2008, by and among E.A. Viner International Co., as borrower, the other Persons parties thereto from time to time, the lenders party thereto from time to time, Canadian Imperial Bank of Commerce, as administrative agent, and CIBC World Markets Corp., as lead arranger, as amended from time to time.

SECTION 7.3  Expenses; Taxes; Attorneys’ Fees.  OPY Credit Corp. will pay promptly following demand therefor, all reasonable fees, costs and expenses incurred by or on behalf of the Lender including, without limitation, reasonable out-of-pocket fees, costs and expenses of counsel for the Lender, arising from or relating to:  (a) any requested amendments (other than amendments requested solely by the Lender), waivers or consents to this Agreement or the other Facility Documents whether or not such documents become effective or are given, (b) the preservation and protection of any of the Lender’s rights under this Agreement or the other Facility Documents, (c) the filing of any petition, complaint, answer, motion or other pleading by the Lender, or the taking of any action in respect of the Collateral, in connection with this Agreement or any other Facility Document, (d) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral in connection with this Agreement or any other Facility Document, (e) any attempt to enforce any Lien or security interest in any Collateral in connection with this Agreement or any other Facility Document, (f) any attempt to collect from OPY Credit Corp., or (g) during the continuance of a Termination Event, the receipt by the Lender of any advice from its professionals (including without limitation, the reasonable fees of its outside attorneys and consultants) with respect to any of the foregoing (to the extent that such fees, costs and expenses are not otherwise recoverable pursuant to any other provision of this Agreement or any other Facility Document).  Without limitation of the foregoing or any other provision of any Facility Document:  (x) OPY Credit Corp. agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Lender to be payable in connection with the execution of this Agreement, and OPY Credit Corp. agrees to hold the Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, and (y) OPY Credit Corp. agrees to pay all broker fees with respect to any broker retained by OPY Credit Corp. that may become due in connection with the transactions contemplated by this Agreement.  The Lender agree to provide to OPY Credit Corp. an invoice with respect to each cost or expense incurred in connection with this Agreement promptly upon the Lender’s receipt thereof, and agrees, upon the reasonable request of OPY Credit Corp., to provide reasonable backup information with respect to such costs or expenses (subject to the right of the Lender to take whatever steps are reasonably necessary to protect any confidential or privileged information which may be contained therein).

SECTION 7.4  Right of Set-Off, Sharing of Payments, Etc.

(a)

Upon the occurrence and during the continuance of any Termination Event, and in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim the Lender may otherwise have, the Lender may, and is hereby authorized by OPY Credit Corp. to, at any time and from time to time, without notice to OPY Credit Corp. (any such notice being expressly waived by OPY Credit Corp.), to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of OPY Credit Corp. against any and all Obligations now or hereafter existing under any Loan Document, irrespective of whether or not the Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured.  During the continuance of any Termination Event, the Lender may, and is hereby authorized to, at any time and from time to time, without notice to OPY Credit Corp. (any such notice being expressly waived by OPY Credit Corp.), to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of OPY Credit Corp. against any and all Obligations now or hereafter existing, irrespective of whether or not the Lender shall have made any demand hereunder or thereunder.  The Lender agrees to notify OPY Credit Corp., promptly after any such set-off and application made by the Lender, provided that the failure to give such notice to OPY Credit Corp. shall not affect the validity of such set-off and application.  The rights of the Lender under this Section 12.04 are in addition to other rights and remedies which the Lender may have.

(b)

Nothing contained in this Section 12.04 shall require the Lender to exercise any such right or shall affect the right of the Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or Obligation of OPY Credit Corp.  If, under any applicable bankruptcy, insolvency or other similar law, the Lender receives a secured claim in lieu of a set-off to which this Section 12.04 applies, the Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lender entitled under this Section 12.04 to share in the benefits of any recovery on such secured claim.

SECTION 7.5  Severability.  Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.6  Complete Agreement.  This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede any previous agreement or understanding between them relating hereto or thereto and may not be modified, altered or amended except by an agreement in writing signed by OPY Credit Corp. and the Lender in accordance with Section 12.02.

SECTION 7.7  Assignment.

(a)

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that OPY Credit Corp. may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by OPY Credit Corp. without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

The Lender may assign to one or more Eligible Assignees all of its rights and obligations under this Agreement; provided, that if the consent of OPY Credit Corp. is required by the definition of “Eligible Assignee”, such consent shall have been obtained.  From and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (except to the extent otherwise provided in clause (a) of the definition of “Eligible Assignee”).

SECTION 7.8  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement or any other Loan Document by telecopy shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Loan Document.  Any party delivering an executed counterpart of any such agreement by telecopy shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

SECTION 7.9  GOVERNING LAW.  THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.10  CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, OPY CREDIT CORP. HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  OPY CREDIT CORP. FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO OPY CREDIT CORP. AT ITS ADDRESS FOR NOTICES SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST OPY CREDIT CORP. IN ANY OTHER JURISDICTION.  OPY CREDIT CORP. HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 7.11  WAIVER OF JURY TRIAL, ETC.  OPY CREDIT CORP. AND THE LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR OTHER FACILITY DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  OPY CREDIT CORP. CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  OPY CREDIT CORP. HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.

SECTION 7.12  Consent.  Except as otherwise expressly set forth herein or in any other Loan Document to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of the Lender, shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which OPY Credit Corp. is party and to which the Lender have succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Lender with or without any reason in their reasonable discretion.

SECTION 7.13  Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender or OPY Credit Corp., whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

SECTION 7.14  Reinstatement; Certain Payments.  If any claim is ever made upon the Lender for repayment or recovery of any amount or amounts received by the Lender in payment or received on account of any of the Obligations, the Lender shall give prompt notice of such claim to OPY Credit Corp., and if the Lender repay all or part of such amount by reason of (i) any judgment, decree or order of any court of competent jurisdiction or administrative body having jurisdiction over the Lender or any of its property, or (ii) compliance by the Lender with any requirement of a Governmental Authority having jurisdiction over the Lender, then and in such event OPY Credit Corp. agrees that (A) any such judgment, decree or order shall be binding upon it notwithstanding the cancellation of any instrument evidencing the Obligations or the other Facility Documents or the termination of this Agreement or the other Facility Documents and (B) it shall be and remain liable to the Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lender.

SECTION 7.15  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of OPY Credit Corp., the Lender, and their respective successors and assigns, subject to Section 12.07.

SECTION 7.16  Confidentiality.  The Lender agrees (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) (each, a “Recipient”) to hold in complete confidence and not disclose, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by OPY Credit Corp. pursuant to this Agreement (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information, provided that nothing herein shall limit the disclosure of any such information (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel, accountants, auditors and other advisors for the Lender, (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential pursuant to the terms hereof), (c) to examiners, auditors or accountants to the extent required by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation or court order, or in connection with any litigation to which the Lender is party, or (d) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees in writing to the confidentiality provisions of this Section 12.16.

Upon the request of OPY Credit Corp. to a Recipient on or after the Maturity Date, and subject to applicable law, rule or policy, such Recipient shall destroy any OPY Credit Corp.-related confidential information to the extent consistent with such Recipient’s document retention policies

SECTION 7.17  USA Patriot Act.  The Lender hereby notifies OPY Credit Corp. that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies OPY Credit Corp., which information includes the name and address of OPY Credit Corp. and other information that will allow the Lender to identify OPY Credit Corp. in accordance with the Act.

SECTION 7.18  Initial Lender.  Canadian Imperial Bank of Commerce as the initial Lender hereunder represents and warrants to the Company that it is a “qualified purchaser” under the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OPY CREDIT CORP.:

OPY CREDIT CORP.

By:

Name:

Title:

LENDER:

CANADIAN IMPERIAL BANK OF COMMERCE

By:

Name:

Title:

2

Exhibit A

[Intentionally Omitted]

Exhibit A

Exhibit C

OFFICER’S CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES SOLELY IN HIS CAPACITY AS AN AUTHORIZED OFFICER OF OPY CREDIT CORP. AS FOLLOWS:

1.

I am the [Chief Financial Officer]/[Treasurer] of OPY Credit Corp.

2.

I have reviewed the terms of that certain Warehouse Facility Agreement, dated as of January 14, 2008 (as it may be amended, supplemented or otherwise modified, the “Warehouse Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OPY Credit Corp. (“OPY Credit Corp.”) and Canadian Imperial Bank of Commerce (the “Lender”) and the other Facility Documents thereunder, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and financial condition of OPY Credit Corp. during the accounting period covered by the attached financial statements.

3.

The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, a Termination Event or Potential Termination Event as of the date of such Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which OPY Credit Corp. has taken, is taking, and proposes to take with respect to each such condition or event.

The foregoing certifications, together with the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 7.01(c) of the Warehouse Agreement.

OPY CREDIT CORP.

By:

Title:

Exhibit C

Exhibit D

For Week Ending [__/__/__]

Syndicated Bank Credit Report
Region: USA

    Data

Borrower Name	WAFLR	Committed	Approved Hold	Gross U/W Exposure	Status*	Start Date	Remnant	Comment	Risk Manager

Total (US Dollars)

*Status:

1 – Approval in Principle

2 – With Client, Awaiting Acceptance

3 – Fully Committed

Exhibit D

Exhibit E

For Week Ending [__/__/__]

Portfolio Status Report
Region: USA

    Data

Borrower Name	Total Commitment Amount	CIBC Commitment	Approved Hold	Remnant	Comment

Total (US Dollars)

Exhibit E

Exhibit F

For Month Ending [__/__/__]

Credit Facility Report
Region: USA

Borrower Name	Total Commitment Amount	CIBC Commitment	Total Outstandings	Accrued Interest	Accrued Fees

Total (US Dollars)

Exhibit F